Exhibit 99.1

FOR IMMEDIATE RELEASE
BankFinancial Corporation Reports Financial Results for 2018 and
Will Host Conference Call and Webcast on January 23, 2019
Burr Ridge, Illinois - (January 22, 2019) BankFinancial Corporation (Nasdaq - BFIN) (the “Company”) announced today that the Company recorded net income of $19.3 million for the year ended December 31, 2018 and basic and diluted earnings per share for the year ended December 31, 2018 were $1.11.
For the fourth quarter of 2018, the Company recorded net income of $7.4 million and basic and diluted earnings per share of common stock of $0.44, compared to $991,000 and $0.06 per share for the fourth quarter of 2017. Net income for the fourth quarter of 2018 includes $5.1 million, net of tax, of realized and unrealized gains on sale of the Company’s Class B Visa common shares and $763,000 in accrued expense, net of tax, related to certain contract termination and severance payments.
The Company’s total loans increased by $56.0 million in the fourth quarter of 2018 due to growth in commercial and industrial loans, commercial leases, multi-family real estate loans and commercial real estate loans, which was partially offset by prepayments of residential loans. Total deposits increased by $56.7 million during the fourth quarter of 2018 due primarily to growth in non-interest bearing deposits and certificates of deposits. The average yield on the Company’s loan portfolio for the quarter ended December 31, 2018 was 4.59%, a 9% increase compared to the fourth quarter of 2017. The increase in the average yield on loans was due to changes in the loan portfolio composition and higher market rates.
For the year 2018, commercial and industrial loans increased by $34.9 million (22.8%), multi-family real estate loans increased by $31.5 million (5.4%) and middle-market commercial leases increased by $30.6 million (29.8%). These increases were partially offset by planned declines in the balances of residential mortgage loans, commercial real estate mortgage loans and investment-grade commercial leases. Total commercial-related loan balances reached a new record level of $1.26 billion at the end of 2018, and now comprise 94.6% of the Company’s total loans, compared to 92.5% at the end of 2017.
The Company’s asset quality remained favorable in 2018. The ratio of nonperforming loans to total loans was 0.11% and the ratio of non-performing assets to total assets was 0.17% at December 31, 2018. Non-performing commercial-related loans represented 0.02% of total commercial-related loans.
Total retail and commercial deposits were stable in 2018. The Company introduced several new deposit account types to attract new customers and expand relationships with existing customers. The Company’s liquid assets were 11.8% of total assets at December 31, 2018. The Company intends to continue to develop new products, service delivery channels and marketing capabilities to further position it for future loan and deposit growth, and the expansion of non-interest income.
The Company’s capital position remained strong with a Tier 1 leverage ratio of 11.82%. During 2018, the Company increased its quarterly dividend rate by 25% to $0.10 per share from $0.08 per share. The Company repurchased 1,476,963 common shares during the year ended December 31, 2018, which represented 8.2% of the Company’s common shares that were outstanding on December 31, 2017. The Company’s tangible book value per share increased in 2018 by 3.3% to $11.35 per share.
“Our 2018 results reflect the successful execution of key business plan objectives, including accelerating our growth in commercial loans, maintaining strong asset quality and improving our overall efficiency. We look forward to further improvements in these positive trends in 2019,” said F. Morgan Gasior, the Chairman and CEO of the Company.
The Company’s Quarterly Financial and Statistical Supplement will be available today on BankFinancial's website, www.bankfinancial.com on the “Stockholder Information” page, and through the EDGAR database on the SEC's website, www.sec.gov. The Quarterly Financial and Statistical Supplement includes comparative GAAP performance data and financial measures for the most recent five quarters.
BankFinancial's management will review fourth quarter 2018 results in a conference call and webcast for stockholders and analysts on Wednesday, January 23, 2019 at 9:30 a.m. Chicago, Illinois Time. The conference call may be accessed by calling (844) 413-1780 using participant passcode 24121246. The conference call will be simultaneously webcast at www.bankfinancial.com, “Investor Relations” page. For those unable to participate in the conference call, the webcast will be archived through 11:59 p.m. Chicago Time February 13, 2019.

BankFinancial Corporation is the holding company for BankFinancial, NA, a national bank providing financial services to individuals, families and businesses through 19 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois and to selected commercial loan and deposit customers on a regional or national basis. BankFinancial Corporation's common stock trades on the Nasdaq Global Select Market under the symbol BFIN. Additional information may be found at the company's website, www.bankfinancial.com.
This release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause BankFinancial’s actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to BankFinancial’s most recent Annual Report on Form 10-K as filed with the SEC, as supplemented by subsequent filings with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC's web site at www.sec.gov or on BankFinancial’s web site at www.bankfinancial.com. Forward looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes.

For Further Information Contact:
Shareholder, Analyst and Investor Inquiries:	Media Inquiries:
Elizabeth A. Doolan Senior Vice President – Finance BankFinancial Corporation Telephone: 630-242-7151	Gregg T. Adams President – Marketing & Sales BankFinancial, NA Telephone: 630-242-7234